UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2011
Endeavour International Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 1600, Houston, Texas	77002

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 307-8700
N/A

(Former Name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Purchase Agreement
     On July 18, 2011, Endeavour International Corporation (the “Company”) and the subsidiary guarantors party thereto (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC (collectively, the “Initial Purchasers”) relating to the issuance and sale of $120,000,000 in aggregate principal amount of the Company’s 5.5% convertible senior notes due 2016 (the “Convertible Notes”). In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $15,000,000 aggregate principal amount of the Convertible Notes to cover-overallotments, which was exercised in full on July 20, 2011. Closing of the issuance and sale of all $135,000,000 aggregate principal amount of Convertible Notes occurred on July 22, 2011.
     The Company received net proceeds of approximately $130.0 million, which are expected to be used to fund the consideration for the Company’s pending acquisition in the Marcellus play. The remainder will be used for general corporate purposes, including funding a portion of the Company’s 2011 capital program. If the Company is unable to consummate the Marcellus acquisition, it intends to use the net proceeds for general corporate purposes, including the potential repayment of certain outstanding indebtedness.
     The Convertible Notes were offered and sold to the Initial Purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2). The Convertible Notes were resold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
     The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
     A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary description of the Purchase Agreement is qualified in its entirety by the terms of the Purchase Agreement.
Indenture and Notes
     The Convertible Notes were issued pursuant to an indenture, dated July 22, 2011 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Convertible Notes are the Company’s general unsecured and unsubordinated obligations. The Convertible Notes rank equally in right of payment with all of the Company’s existing and future unsubordinated indebtedness and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Convertible Notes. The Convertible Notes are effectively junior in right of payment to all of the Company’s existing and future secured indebtedness and other obligations, including its guarantee of borrowings outstanding under its main UK operating subsidiary’s existing senior term loan, to the extent of the value of the assets securing such indebtedness and other obligations. The Convertible Notes are effectively junior in right of payment to any indebtedness or liabilities of the Company’s subsidiaries that do not guarantee the Convertible Notes.
     The Convertible Notes are guaranteed on a senior basis unsecured by the Guarantors, which are certain existing domestic subsidiaries of the Company. The guarantees rank equally in right of payment with all of the existing and future senior indebtedness of the Guarantors and senior in right of payment to any of the Guarantors’ future subordinated indebtedness. The guarantees are effectively junior in right of payment to all of the Guarantors’ existing and future secured indebtedness and other obligations, to the extent of the value of the assets securing such indebtedness and other obligations. The guarantees are effectively junior in right of payment to any indebtedness or liabilities of any non-guarantor subsidiary of the Guarantors.

     Interest and Maturity
     The Notes will mature on July 15, 2016, unless earlier converted or repurchased, and interest is payable on the Notes on each January 15 and July 15, commencing on January 15, 2012.
     Conversion Rights
     Holders may convert their Convertible Notes at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate for the notes is initially 54.0190 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $18.51 per share of the Company’s common stock), subject to certain anti-dilution adjustments as provided in the Indenture.
     In addition, following certain Make-Whole Fundamental Changes (as defined in the Indenture), the Company will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection therewith as provided in the Indenture.
     Fundamental Change
     If the Company undergoes a Fundamental Change (as defined in the Indenture), subject to certain conditions, the holder of the Convertible Notes will have the option to require the Company to purchase all or any portion of its Convertible Notes for cash. The fundamental change purchase price will be 100% of the principal amount of the Convertible Notes to be purchased, plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the fundamental change purchase date.
     No Optional Redemption
     The Company may not redeem the Convertible Notes prior to their maturity.
     No Registration Rights
     The Company does not intend to file a shelf registration statement for the resale of the Convertible Notes or the shares of its common stock issuable upon conversion of the Convertible Notes, if any. As a result, holders may only resell the Convertible Notes or shares of the Company’s common stock issued upon conversion of the Convertible Notes, if any, pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.
     Events of Default
     The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Convertible Notes; (ii) default in payment when due at maturity, upon acceleration or otherwise, of the principal on the Convertible Notes; (iii) failure by the Company to comply with its obligation to convert the Convertible Notes upon exercise of a holder’s conversion right, and such failure continues for a period of five business days; (iv) failure by the Company to provide notice of a Fundamental Change when due (as described in the Indenture), and such failure continues for a period of five business days; (v) failure by the Company or any Guarantor to comply with certain covenants relating to merger, consolidation or sale of assets; (vi) failure by the Company or any Guarantor to comply for 60 days after notice with any of the other agreements in the Indenture; (vii) a default occurs with respect to any indebtedness for borrowed money (excluding certain non-recourse indebtedness) of the Company or any of its subsidiaries having an outstanding principal amount of $10.0 million or more, which default results (a) an such indebtedness being declared due and payable or (b) failure to make a principal payment when due and payable at its stated maturity, upon required purchase, upon declaration of acceleration or otherwise; provided, however, that any such default will be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration of acceleration; (viii) a final judgment for the payment of $20,000,000 or more (excluding any amounts covered by insurance or bond) rendered against the Company or any of its subsidiary by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 30 days after (a) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (b) the date on which all rights to appeal have been extinguished; (ix) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of the its significant subsidiaries, and (x) any Convertible Note guarantee ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor of the Convertible Notes denies or disaffirms its obligations under its guarantee. If any Event of Default described in clause (ix) above occurs with respect to the Company, the Convertible Notes will automatically become due and payable. If any other default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately.
     A copy of the Indenture is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference. The foregoing summary description of the Indenture is qualified in its entirety by the terms of the Indenture.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.
Item 8.01 Other Events.
     On July 22, 2011, the Company issued a press release announcing the closing of its private offering of the Convertible Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

4.1	Indenture, dated July 22, between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.
4.2	Form of 5.5% Convertible Senior Note due 2016 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated July 18, between the Company, the Guarantors, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC.
99.1	Press release of Endeavour International Corporation dated July 22, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOUR INTERNATIONAL CORPORATION
Date: July 22, 2011	By:	/s/ Robert L. Thompson
Robert L. Thompson
Chief Accounting Officer

EXHIBIT INDEX

4.1	Indenture, dated July 22, between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.
4.2	Form of 5.5% Convertible Senior Note due 2016 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated July 18, between the Company, the Guarantors, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC.
99.1	Press release of Endeavour International Corporation dated July 22, 2011.